Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Member

Eagle Point Credit Company LLC

We consent to the use of our report dated May 19, 2014, included herein, with respect to the statement of financial condition (in organization) of Eagle Point Credit Company LLC as of March 31, 2014, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus.

/s/ KPMG LLP

New York, NY

July 25, 2014